EXHIBIT 10.1

February 3, 2005

Mr. Terence D. McNally
2 Lake Road
Wellesley, MA 02482

Dear Mr. McNally:

As follow-up to your discussions with Thomas J. Crocker, I am pleased to confirm the following offer of employment to you contingent upon the successful completion of your background verifications:

Position: Senior Vice President & Chief Financial Officer. Your start date is on or about Monday, February 14, 2005. Your place of employment will be in here in Boca Raton, Florida at the corporate office of CRT Properties, Inc. You will report directly to Thomas J. Crocker, Chief Executive Officer.

Base Salary: $225,000.00 annually.

Relocation Allowance/Reimbursement: You will be provided with relocation allowance and/or reimbursement of up to $10,000.00 for your moving costs. You will be required to provide receipts

Bonus Program: As an Officer, you will be eligible for the CRT Properties, Inc. Senior Management Compensation Plan. Your maximum bonus potential will be equal to 75% of base salary and approximately 50% of the bonus will be based on achieving corporate objectives and the remaining 50% to be based on achieving individual objectives. You will be granted $200,000 of restricted stock upon commencement of employment. In no event is a bonus award guaranteed in any period.

Insurance Benefits: These benefits take effect the first of the month following your start date. Our medical insurance carrier is Cigna Health Care. You are offered a choice of the HMO, POS or PPO options. Our Basic Life, AD&D, Short Term and Long Term Disability as well as Optional Life carrier is Jefferson Pilot. Our Dental carrier is The Guardian Life Insurance Company of America. You may purchase supplementary policies from AFLAC.

401(k): You are also eligible to participate in the 401(k) Plan on the first of the month following your start date. You may contribute up to 75% of your annual/base compensation. Effective April 1, 2004, the Plan Administrator is Fidelity Investments. CRT may match 50 cents on every dollar that you contribute up to the first six (6) percent monthly. UBS Financial Services, Inc. is our Financial Advisors.

Stock Investment Plan: These benefits become effective the first of the month following your start date.

Section 125 Flexible Benefits Program: (Flex) allows you to pay your contributions for employer-sponsored health and dental coverage’s using pre-tax dollars. Medical Expense Reimbursement (Health FSA) allows you to pay for health plan deductible co-payments and other out of pocket expenses which may not be covered by benefits. Dependent Care Assistant Plan (DCAP) will reimburse some of your dependent care expenses, including daycare and after-school programs.

Employment Terms: This offer is contingent upon the successful completion of a full background investigation and reference process. This offer of employment is not a contract and neither the employee nor CRT is bound to continue the employment if either chooses, at its will, to end the relationship at any time, for any reason, with or without cause.

I hope that after you have had an opportunity to review this letter, you will accept the Company’s offer.

Please acknowledge your receipt and acceptance of this offer by signing below and return to my attention in the self-addressed envelope enclosed. I look forward to working with you.

Sincerely,

/s/ Karen Lynch

Karen Lynch
Assistant Vice President
Human Resources & Benefits

/kl

     I am in agreement that the terms of this Offer Letter are acceptable to me

ACCEPTED AND AGREED:

/s/ Terence D. McNally Terence D. McNally	2/6/2005 Dated: